EXHIBIT 11

                        HI-RISE RECEYLING SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                           FOR THE THREE MONTHS ENDED
                            MARCH 31, 1995 AND 1996


                                                  Three Months     Three Months
                                                     Ended            Ended
                                                 March 31, 1995   March 31, 1996
                                                 --------------   --------------

Shares outstanding:                                 3,224,667        5,427,150

Weighted average shares outstanding                 3,194,889        3,748,465

Net loss                                         $   (290,934)    $   (644,958)

Preferred Dividend                                      -             (180,547)
                                                 --------------   --------------
Total                                                (290,934)        (825,505)

Net loss per share                               $      (0.09)    $      (0.22)